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                                                                       Exhibit 5


                     [Letterhead of Clifford Chance US LLP]


July 2, 2004


Atari, Inc.
417 Fifth Avenue
New York, New York 10016

Dear Sirs:

We have acted as counsel to Atari, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of resales of up to 19,600,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company in a Registration Statement on Form S-3 filed on July 2, 2004 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP